Exhibit (5)

                    [LETTERHEAD OF LESTER YUDENFRIEND, ESQ.]

                                   June  29, 2000


Bodyguard Records.com, Inc.
138 Fulton Street
New York, NY 10038

Gentlemen:

         At your request, I have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Bodyguard Records.com, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), a minimum of 100,000 and a maximum of 400,000 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares").

         I am of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement and to use of my name in the Prospectus constituting a part thereof.

                                            Respectfully yours,

                                           /s/ Lester Yudenfriend, Esq.
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